EXHIBIT 4.1


     **____**                             **_______**




               SINO PHARMACEUTICALS CORPORATION
                     a Wyoming Corporation




         THIS CERTIFIES THAT **________ ** is the record holder of **__________ ** FULLY PAID AND NON-ASSESSABLE SHARES OF THE COMMON STOCK, PAR VALUE $.001 PER SHARE, of SINO PHARMACEUTICALS CORPORATION, transferable on the books of the Corporation by the holder hereof in person or by duly authorized attorney upon surrender of this Certificate properly endorsed.


                      WITNESS the seal of the Corporation and the signatures of its duly authorized officers.


                      Dated:











       __________________________               ________________________
       Mahmoud S. Aziz, President               Jianfang Jin, Secretary



                             $.001
                           PAR VALUE